HUNTINGTON BANCSHARES INCORPORATED

ARTICLES OF AMENDMENT

Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first paragraph of Article FIFTH of the Charter and to substitute the following in lieu thereof:

“FIFTH: The total number of shares of all classes which the Corporation shall have authority to issue is 1,006,617,808 shares, of which 1,000,000,000 shares shall be Common Stock, par value $.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $10,066,178.”

SECOND: The amendment to the Charter as set forth above, increasing the number of shares of stock and the number of shares of Common Stock that the Corporation is authorized to issue has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law. The amendment to the Charter as set forth above, changing the par value of the Common Stock and the Serial Preferred Stock is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders, and has been duly advised and approved by a majority of the entire Board of Directors.

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 506,617,808 shares of stock, consisting of 500,000,000 shares of common stock, without par value, and 6,617,808 shares of Serial Preferred Stock, without par value.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 1,006,617,808 shares of stock, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $.01 per share. The aggregate par value of all authorized shares of stock having par value is $10,066,178.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of fact required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 31st day of May, 2007.

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED

/s/ Richard A. Cheap	By: /s/ Thomas E. Hoaglin

Name: Richard A. Cheap Title: Secretary	Name: Thomas E. Hoaglin Title: Chief Executive Officer